Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-181888 on Form S-8 of Eureka Financial Corp. of our report dated December 28, 2012, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Eureka Financial Corp. for the year ended September 30, 2012.

/s/ S.R. Snodgrass, A.C.

Wexford, Pennsylvania

December 28, 2012